Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alteon Inc.:

We consent to the use of our report dated March 3, 2004, with respect to the statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
September 25, 2006